Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP ANNOUNCES SHARE REPURCHASE PROGRAM

New program designed to complement long-term balanced approach to capital allocation

Manitowoc, WI, January 29, 2020 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced today that its Board of Directors has authorized the repurchase of up to 673,000 shares of its common stock through January 2023. Shares of common stock may be purchased under the program periodically in privately negotiated transactions or in open market transactions at prevailing market prices, and pursuant to a trading plan in accordance with applicable securities laws.

“We are pleased to announce our share repurchase program, as it highlights our focus on building a well-balanced capital allocation program,” said Tim Schneider, President of County Bancorp, Inc. “The improvements we made to our balance sheet and portfolio in 2019 have enabled County Bancorp to initiate the repurchase program, and we plan to act strategically and opportunistically with our share repurchases. As we move forward, we will look to balance free cash flow across multiple levers, including investing in our business, supporting our quarterly dividend, employing opportunistic share repurchases, and evaluating other opportunities to create shareholder value.”

The actual means and timing of any purchases, target number of shares and prices or range of prices under the repurchase program, which the Company will determine in its discretion, will depend on a number of factors, including the market price of the Company's common stock, share issuances under the Company's equity plans, general market and economic conditions and applicable legal and regulatory requirements.  The Company's Board of Directors may modify, amend or terminate the program at any time. There is no assurance that the Company will purchase any shares under the program.

Investors.ICBK.com

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan. Visit our Investor Relations site for details: Investors.ICBK.com

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com

Investors.ICBK.com